Exhibit 99.1

Teladoc Health Reports Second Quarter 2025 Results

NEW YORK, NY, July 29, 2025— Teladoc Health, Inc. (NYSE: TDOC), the global leader in virtual care, today reported financial results for the three months ended June 30, 2025 (“Second Quarter 2025”). Unless otherwise noted, percentage and other changes are relative to the three months ended June 30, 2024 (“Second Quarter 2024”).

Highlights

•Second Quarter 2025 revenue of $631.9 million, down 2% year-over-year
•Second Quarter 2025 net loss of $32.7 million, or $0.19 per share
•Second Quarter 2025 adjusted EBITDA of $69.3 million, down 23% year-over-year
•Integrated Care segment revenue of $391.5 million, up 4% year-over-year, and adjusted EBITDA margin of 14.7%
•BetterHelp segment revenue of $240.4 million, down 9% year-over-year, and adjusted EBITDA margin of 4.9%
•Paid $550.6 million using cash on hand to retire convertible senior notes due in Second Quarter 2025
•On July 17, 2025, we entered into a credit agreement providing for a five-year, $300.0 million senior secured revolving credit facility to preserve and enhance our financial and operational flexibility

“I’m pleased with our performance in the second quarter, with consolidated revenue and adjusted EBITDA both at the higher end of our guidance ranges. This reflects continued disciplined execution and builds on our solid results from the first quarter. We continue to work with focus and urgency to advance our strategic priorities, invest in products and capabilities, and deliver solid financial performance,” said Chuck Divita, Chief Executive Officer of Teladoc Health.

“We believe virtual care can be a performance multiplier to help address key challenges in an evolving healthcare landscape. We intend to build on our leadership position by delivering and orchestrating care across patients, providers, platforms, and partners, enhancing the patient experience, improving clinical outcomes, and driving greater value for our clients,” Divita added.

Key Financial Data
($ in thousands, except per share data, unaudited)
	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2025	2024	Change	2025	2024	Change
Revenue	$631,900	$642,444	(2)%	$1,261,269	$1,288,575	(2)%

Net loss	$(32,660)	$(837,671)	96%	$(125,672)	$(919,560)	86%
Net loss per share	$(0.19)	$(4.92)	96%	$(0.72)	$(5.44)	87%

Adjusted EBITDA (1)	$69,311	$89,481	(23)%	$127,404	$152,621	(17)%
See note (1) in the Notes section that follows.

Second Quarter 2025

Revenue decreased 2% to $631.9 million from $642.4 million in Second Quarter 2024. Access fees revenue decreased 6% to $523.7 million and other revenue increased 31% to $108.2 million. U.S. revenue decreased 4% to $519.7 million and International revenue increased 10% to $112.2 million.

Integrated Care segment revenue increased 4% to $391.5 million in Second Quarter 2025 and BetterHelp segment revenue decreased 9% to $240.4 million.

Net loss totaled $32.7 million, or $0.19 per share, for Second Quarter 2025, compared to $837.7 million, or $4.92 per share, for Second Quarter 2024. Results for Second Quarter 2025 included stock-based compensation expense of $22.3 million, or $0.13 per share pre-tax, and amortization of intangibles of $88.7 million, or $0.50 per share pre-tax. Net loss for Second Quarter 2025 also included $5.7 million, or $0.03 per share pre-tax, of restructuring costs related to severance costs and costs associated with office space reduction. These items were partially offset by a tax benefit of $9.7 million or $0.06 per share, related to this quarter's acquisition.

Results for Second Quarter 2024 included a non-cash goodwill impairment charge of $790.0 million, or $4.64 per share pre-tax, stock-based compensation expense of $42.1 million, or $0.25 per share pre-tax, amortization of intangibles of $94.9 million, or $0.56 per share pre-tax, and $1.5 million, or $0.01 per share pre-tax, of restructuring costs primarily related to severance payments.

Adjusted EBITDA(1) decreased 23% to $69.3 million, compared to $89.5 million for Second Quarter 2024. Integrated Care segment adjusted EBITDA decreased 10% to $57.5 million in Second Quarter 2025 and BetterHelp segment adjusted EBITDA decreased 53% to $11.9 million in Second Quarter 2025.

Six Months Ended June 30, 2025

Revenue decreased 2% to $1,261.3 million from $1,288.6 million in the first six months of 2024. Access fees revenue decreased 6% to $1,049.4 million and other revenue increased 23% to $211.8 million. U.S. revenue decreased 4% to $1,044.7 million and International revenue increased 8% to $216.6 million.

Integrated Care segment revenue increased 4% to $781.0 million in the first six months of 2025 and BetterHelp segment revenue decreased 10% to $480.3 million.

Net loss totaled $125.7 million, or $0.72 per share, for the first six months of 2025, compared to $919.6 million, or $5.44 per share, for the first six months of 2024. Results for the first six months of 2025 included a non-cash goodwill impairment charge of $59.1 million, or $0.34 per share pre-tax, stock-based compensation expense of $47.5 million, or $0.27 per share pre-tax, and amortization of intangibles of $173.0 million, or $0.99 per share pre-tax. Net loss for the first six months of 2025 also included $10.0 million, or $0.06 per share pre-tax, of restructuring costs related to severance costs and costs associated with office space reduction. These items were partially offset by a discrete tax benefit of $20.1 million, or $0.11 per share, related to the completion of a research and development tax credit study and a tax benefit of $11.1 million, or $0.06 per share, related to the current year's acquisitions.

The non-cash goodwill impairment charge recorded in the first six months of 2025 was the result of the fair value of the Integrated Care segment being less than its carrying value at the time of the acquisition of Catapult Health, LLC.

Results for the first six months of 2024 included a non-cash goodwill impairment charge of $790.0 million, or $4.68 per share pre-tax, stock-based compensation expense of $84.4 million, or $0.50 per share pre-tax, amortization of intangibles of $189.9 million, or $1.12 per share pre-tax, and $11.2 million, or $0.07 per share pre-tax, of restructuring costs primarily related to severance payments.

Adjusted EBITDA(1) decreased 17% to $127.4 million, compared to $152.6 million for the first six months of 2024. Integrated Care segment adjusted EBITDA decreased 3% to $107.8 million in the first six months of 2025 and BetterHelp segment adjusted EBITDA decreased 52% to $19.6 million in the first six months of 2025.

Capex and Cash Flow

Cash flow from operations was $91.4 million in Second Quarter 2025, compared to $88.7 million in Second Quarter 2024, and was $107.4 million in the first six months of 2025, compared to $97.6 million in the first six months of 2024. Capital expenditures and capitalized software development costs (together, “Capex”) were $30.2 million in Second Quarter 2025, compared to $27.7 million in Second Quarter 2024, and were $61.8 million for the first six months of 2025, compared to $63.3 million for the first six months of 2024. Free cash flow was $61.2 million in Second Quarter 2025, compared to $60.9 million in Second Quarter 2024, and was $45.5 million for the first six months of 2025, compared to $34.3 million for the first six months of 2024.

Revolving Credit Facility

On July 17, 2025, we entered into a credit agreement providing for a five-year, $300.0 million senior secured revolving credit facility, subject to customary borrowing conditions. We entered into the revolving credit facility to preserve and enhance our financial and operational flexibility, and we do not currently anticipate borrowing any amounts under the facility. Our capital allocation priorities remain unchanged and include: (i) maintaining a strong balance sheet and an appropriate net leverage profile; (ii) investing in the business to support our strategy through both organic and inorganic initiatives; and (iii) evaluating share repurchases as a potential use of excess cash.

Financial Outlook

The outlook provided below is based on current market conditions and expectations and what we know today.

For the full year of 2025, we expect:
Full Year 2025 Outlook Range
Revenue	$2,501 - $2,548 million
Adjusted EBITDA	$263 - $294 million
Net loss per share	($1.35) - ($1.00)
Free Cash Flow	$170 - $200 million
U.S. Integrated Care Members (2)	101 - 103 million

Integrated Care
Revenue growth percentage (year-over-year)	1.75% - 3.25%
Adjusted EBITDA margin	14.50% - 15.25%

BetterHelp
Revenue growth percentage (year-over-year)	(9.20%) - (6.80%)
Adjusted EBITDA margin	4.00% - 5.50%

For the third quarter of 2025, we expect:
3Q 2025 Outlook Range
Revenue	$614 - $636 million
Adjusted EBITDA	$56 - $70 million
Net loss per share	($0.35) - ($0.20)
U.S. Integrated Care Members (2)	101.5 - 102.5 million

Integrated Care
Revenue growth percentage (year-over-year)	(0.50%) - 2.25%
Adjusted EBITDA margin	14.00% - 15.50%

BetterHelp
Revenue growth percentage (year-over-year)	(9.75%) - (5.00%)
Adjusted EBITDA margin	1.00% - 3.75%
See note (2) in the Notes section that follows.

Earnings Conference Call

The Second Quarter 2025 earnings conference call and webcast will be held Tuesday, July 29, 2025 at 4:30 p.m. E.T. The conference call can be accessed by dialing 1-833-470-1428 for U.S. participants and using the access code #606269. For international participants, please visit the following link for global dial-in numbers: https://www.netroadshow.com/conferencing/global-numbers?confId=85796. A live audio webcast will also be available online at http://ir.teladoc.com/news-and-events/events-and-presentations/. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call, at the same web link, and will remain available for approximately 90 days.

About Teladoc Health

Teladoc Health empowers all people everywhere to live their healthiest lives by transforming the healthcare experience. As the world leader in virtual care, Teladoc Health uses proprietary health signals and personalized interactions to drive better health outcomes across the full continuum of care, at every stage in a person’s health journey. Teladoc Health leverages more than two decades of expertise and data-driven insights to meet the growing virtual care needs of consumers and healthcare professionals. For more information, please visit www.teladochealth.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “estimate,” “expect,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, the information under the caption “Financial Outlook” and statements we make regarding future financial or operating results, future numbers of members, BetterHelp paying users or clients, litigation outcomes, regulatory developments, market developments, new products and growth strategies, and the effects of any of the foregoing on our future results of operations or financial condition.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) changes in laws and regulations applicable to our business model; (ii) changes in market conditions and receptivity to our services and offerings, including our ability to effectively compete; (iii) results of litigation or regulatory actions; (iv) the loss of one or more key clients or the loss of a significant number of members or BetterHelp paying users; (v) changes in valuations or useful lives of our assets; (vi) changes to our abilities to recruit and retain qualified providers into our network; (vii) the impact of and risk related to impairment losses with respect to goodwill or other assets; (viii) the success of our operational review of the company to achieve a more balanced approach to growth and margin; and (ix) imposed and threatened tariffs by the United States and its trading partners, and any resulting disruptions or inefficiencies in our supply chain. For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to, our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the SEC.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

TELADOC HEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue	$631,900	$642,444	$1,261,269	$1,288,575
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization, which are shown separately below)	190,537	188,059	387,366	382,597
Advertising and marketing	167,547	170,270	335,732	353,599
Sales	49,951	50,438	98,644	104,802
Technology and development	68,784	76,751	138,742	158,139
General and administrative	108,114	109,552	220,888	221,249
Goodwill impairment	—	790,000	59,138	790,000
Acquisition, integration, and transformation costs	2,658	457	4,846	830
Restructuring costs	5,692	1,500	10,039	11,173
Amortization of intangible assets	88,664	94,862	172,968	189,919
Depreciation of property and equipment	4,338	1,703	7,902	4,537
Total costs and expenses	686,285	1,483,592	1,436,265	2,216,845
Loss from operations	(54,385)	(841,148)	(174,996)	(928,270)
Interest income	(10,064)	(13,572)	(22,738)	(27,514)
Interest expense	4,473	5,648	10,238	11,297
Other expense (income), net	(8,371)	563	(10,806)	933
Loss before provision for income taxes	(40,423)	(833,787)	(151,690)	(912,986)
Provision for income taxes	(7,763)	3,884	(26,018)	6,574
Net loss	$(32,660)	$(837,671)	$(125,672)	$(919,560)

Net loss per share, basic and diluted	$(0.19)	$(4.92)	$(0.72)	$(5.44)

Weighted-average shares used to compute basic and diluted net loss per share	175,917,380	170,229,583	175,040,625	168,980,165

Stock-based Compensation Summary

Compensation expense for stock-based awards was classified as follows (in thousands, unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Cost of revenue (exclusive of depreciation and amortization, which are shown separately)	$506	$1,313	$1,079	$2,707
Advertising and marketing	1,302	3,378	2,805	7,167
Sales	3,594	6,953	7,853	14,920
Technology and development	4,247	9,683	10,032	18,982
General and administrative	12,695	20,780	25,738	40,656
Total stock-based compensation expense (3)	$22,344	$42,107	$47,507	$84,432
See note (3) in the Notes section that follows.

Revenues

	Three Months Ended			Six Months Ended
	June 30,			June 30,
($ in thousands, unaudited)	2025	2024	Change	2025	2024	Change
Revenue by Type
Access Fees	$523,703	$559,648	(6)%	$1,049,439	$1,116,822	(6)%
Other	108,197	82,796	31%	211,830	171,753	23%
Total Revenue	$631,900	$642,444	(2)%	$1,261,269	$1,288,575	(2)%

Revenue by Geography
U.S. Revenue	$519,689	$540,802	(4)%	$1,044,659	$1,088,402	(4)%
International Revenue	112,211	101,642	10%	216,610	200,173	8%
Total Revenue	$631,900	$642,444	(2)%	$1,261,269	$1,288,575	(2)%

Summary Operating Metrics

Consolidated

	Three Months Ended			Six Months Ended
	June 30,			June 30,
(In millions)	2025	2024	Change	2025	2024	Change
Total Visits	4.1	4.2	(3)%	8.6	8.8	(3)%

Integrated Care

	As of June 30,
(In millions)	2025	2024	Change
U.S. Integrated Care Members (2)	102.4	92.4	11%
Chronic Care Program Enrollment (4)	1.117	1.173	(5)%

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2025	2024	Change	2025	2024	Change
Average Monthly Revenue Per U.S. Integrated Care Member (5)	$1.27	$1.36	(7)%	$1.27	$1.37	(7)%

BetterHelp

	Average for			Average for
	Three Months Ended			Six Months Ended
	June 30,			June 30,
(In millions)	2025	2024	Change	2025	2024	Change
BetterHelp Paying Users (6)	0.388	0.407	(5)%	0.393	0.411	(4)%
See notes (2), (4), (5), and (6) in the Notes section that follows.

Operating Results by Segment (see note (7) in the Notes section that follows)

The following table presents operating results by reportable segment for the periods indicated:

	Three Months Ended			Six Months Ended
	June 30,			June 30,
($ in thousands, unaudited)	2025	2024	Change	2025	2024	Change
Integrated Care
Revenue	$391,510	$377,421	4%	$780,978	$754,532	4%
Adjusted EBITDA	$57,450	$64,028	(10)%	$107,829	$111,702	(3)%
Adjusted EBITDA Margin %	14.7%	17.0%		13.8%	14.8%

BetterHelp
Therapy Services	$235,403	$259,073	(9)%	$469,841	$522,785	(10)%
Other Wellness Services	4,987	5,950	(16)%	10,450	11,258	(7)%
Total Revenue	$240,390	$265,023	(9)%	$480,291	$534,043	(10)%
Adjusted EBITDA	$11,861	$25,453	(53)%	$19,575	$40,919	(52)%
Adjusted EBITDA Margin %	4.9%	9.6%		4.1%	7.7%

TELADOC HEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net loss	$(125,672)	$(919,560)
Adjustments to reconcile net loss to net cash flows from operating activities:
Goodwill impairment	59,138	790,000
Amortization of intangible assets	172,968	189,919
Depreciation of property and equipment	7,902	4,537
Amortization of right-of-use assets	4,190	4,902
Provision for allowances for doubtful accounts	377	810
Stock-based compensation	47,507	84,432
Deferred income taxes	(34,072)	1,368
Other, net	2,049	2,695
Changes in operating assets and liabilities:
Accounts receivable	(8,497)	(2,971)
Prepaid expenses and other current assets	(16,434)	(13,017)
Inventory	861	(6,032)
Other assets	7,616	676
Accounts payable	19,278	12,614
Accrued expenses and other current liabilities	(5,149)	154
Accrued compensation	(9,545)	(45,802)
Deferred revenue	(6,084)	(1,638)
Operating lease liabilities	(5,170)	(5,424)
Other liabilities	(3,912)	(60)
Net cash provided by operating activities	107,351	97,603
Cash flows from investing activities:
Capital expenditures	(3,994)	(3,061)
Capitalized software development costs	(57,824)	(60,199)
Proceeds from the sale of investment	740	—
Acquisition accounted for as a business combination, net of cash acquired	(65,302)	—
Asset acquisition resulting in net intangible assets	(29,569)	—
Payments for investments	(27,075)	—
Other, net	60	—
Net cash used in investing activities	(182,964)	(63,260)
Cash flows from financing activities:
Proceeds from the exercise of stock options	81	2,677
Proceeds from employee stock purchase plan	1,384	2,798
Repayment of convertible senior notes	(550,629)	—
Other, net	—	81
Net cash (used in) provided by financing activities	(549,164)	5,556
Net (decrease) increase in cash and cash equivalents	(624,777)	39,899
Effect of foreign currency exchange rate changes	6,071	(1,191)
Cash and cash equivalents at beginning of the period	1,298,327	1,123,675
Cash and cash equivalents at end of the period	$679,621	$1,162,383

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data, unaudited)

	June 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$679,621	$1,298,327
Accounts receivable, net of allowance for doubtful accounts of $4,914 and $5,134 at June 30, 2025 and December 31, 2024, respectively	225,431	214,146
Inventories	38,159	38,138
Prepaid expenses and other current assets	130,059	113,296
Total current assets	1,073,270	1,663,907
Property and equipment, net	27,667	29,487
Goodwill	283,190	283,190
Intangible assets, net	1,383,306	1,431,360
Operating lease—right-of-use assets	25,501	27,092
Other assets	101,070	81,488
Total assets	$2,894,004	$3,516,524
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$54,434	$33,130
Accrued expenses and other current liabilities	202,304	202,157
Accrued compensation	70,332	76,229
Deferred revenue—current	74,697	79,296
Convertible senior notes, net—current	—	550,723
Total current liabilities	401,767	941,535
Other liabilities	4,245	720
Operating lease liabilities, net of current portion	32,047	32,135
Deferred revenue, net of current portion	10,694	9,786
Deferred taxes, net	29,947	49,851
Convertible senior notes, net—non-current	993,165	991,418
Total liabilities	1,471,865	2,025,445
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 shares authorized; 176,608,056 shares and 173,405,016 shares issued and outstanding as of June 30, 2025 and December 31, 2024 respectively	177	173
Additional paid-in capital	17,812,932	17,759,194
Accumulated deficit	(16,355,572)	(16,229,900)
Accumulated other comprehensive loss	(35,398)	(38,388)
Total stockholders’ equity	1,422,139	1,491,079
Total liabilities and stockholders’ equity	$2,894,004	$3,516,524

Non-GAAP Financial Measures:

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP financial measures to clarify and enhance an understanding of past performance, which include adjusted EBITDA and free cash flow. We believe that the presentation of these financial measures enhances an investor’s understanding of our financial performance, and are commonly used by investors to evaluate our performance and that of our competitors. We further believe that these financial measures are useful to assess our operating performance and financial and business trends from period-to-period by excluding certain items that we believe are not representative of our core business, and that free cash flow reflects an additional way of viewing our liquidity that, when viewed together with GAAP results, provides management, investors, and other users of our financial information with a more complete understanding of factors and trends affecting our cash flows. We use these non-GAAP financial measures for business planning purposes and in measuring our performance relative to that of our competitors. We utilize adjusted EBITDA as a key measure of our performance.

Adjusted EBITDA consists of net loss before provision for income taxes; other expense (income), net; interest income; interest expense; depreciation of property and equipment; amortization of intangible assets; restructuring costs; acquisition, integration, and transformation cost; goodwill impairment; and stock-based compensation.

Free cash flow is net cash provided by operating activities less capital expenditures and capitalized software development costs.

Our use of these non-GAAP terms may vary from that of others in our industry, and other companies may calculate such measures differently than we do, limiting their usefulness as comparative measures.

Non-GAAP measures have important limitations as analytical tools and you should not consider them in isolation, and they should not be considered as an alternative to net loss before provision for income taxes, net loss, net loss per share, net cash from operating activities or any other measures derived in accordance with GAAP. Some of these limitations are:

•adjusted EBITDA eliminates the impact of the provision for income taxes on our results of operations, and does not reflect other expense (income), net, interest income, or interest expense;

•adjusted EBITDA does not reflect restructuring costs. Restructuring costs may include certain lease impairment costs, certain losses related to early lease terminations, and severance;

•adjusted EBITDA does not reflect significant acquisition, integration, and transformation costs. Acquisition, integration and transformation costs include investment banking, financing, legal, accounting, consultancy, integration, fair value changes related to contingent consideration, and certain other transaction costs related to mergers and acquisitions. It also includes costs related to certain business transformation initiatives focused on integrating and optimizing various operations and systems, including upgrading our customer relationship management and enterprise resource planning systems. These transformation cost adjustments made to our results do not represent normal, recurring, operating expenses necessary to operate the business but rather, incremental costs incurred in connection with our acquisition and integration activities;

•adjusted EBITDA does not reflect goodwill impairment charges; and

•adjusted EBITDA does not reflect the significant non-cash stock-based compensation expense which should be viewed as a component of recurring operating costs.

In addition, although amortization of intangible assets and depreciation of property and equipment are non-cash charges, the assets being amortized and depreciated will often have to be replaced in the future, and adjusted EBITDA does not reflect any expenditures for such replacements.

We compensate for these limitations by using these non-GAAP measures along with other comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. Such GAAP measurements include net loss, net loss per share, net cash provided by operating activities, and other performance measures.

In evaluating these financial measures, you should be aware that in the future we may incur expenses similar to those eliminated in this presentation. Our presentation of these non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

The following is a reconciliation of net loss, the most directly comparable GAAP financial measure, to adjusted EBITDA:

Reconciliation of GAAP Net Loss to Adjusted EBITDA
(In thousands, unaudited)

					Outlook in millions (8)
	Three Months Ended June 30,		Six Months Ended June 30,		Third Quarter	Full Year
	2025	2024	2025	2024	2025	2025
Net income (loss)	$(32,660)	$(837,671)	$(125,672)	$(919,560)	$(62) - (35)	$(238) - (176)
Add:
Provision for income taxes	(7,763)	3,884	(26,018)	6,574
Other expense (income), net	(8,371)	563	(10,806)	933
Interest expense	4,473	5,648	10,238	11,297
Interest income	(10,064)	(13,572)	(22,738)	(27,514)
Depreciation of property and equipment	4,338	1,703	7,902	4,537
Amortization of intangible assets	88,664	94,862	172,968	189,919
Restructuring costs	5,692	1,500	10,039	11,173
Acquisition, integration, and transformation costs	2,658	457	4,846	830
Goodwill impairment	—	790,000	59,138	790,000
Stock-based compensation	22,344	42,107	47,507	84,432
Total Adjustments	101,971	927,152	253,076	1,072,181	91 - 132	439 - 532
Consolidated Adjusted EBITDA	$69,311	$89,481	$127,404	$152,621	$56 - 70	$263 - 294

Segment Adjusted EBITDA
Integrated Care	$57,450	$64,028	$107,829	$111,702
BetterHelp	11,861	25,453	19,575	40,919
Consolidated Adjusted EBITDA	$69,311	$89,481	$127,404	$152,621
See note (8) in the Notes section that follows.

The following is a reconciliation of net cash provided by operating activities, the most directly comparable GAAP financial measure, to free cash flow:

Reconciliation of GAAP Net Cash Provided by Operating Activities to Free Cash Flow
(In thousands, unaudited)

	Three Months Ended		Six Months Ended		Outlook (9)
	June 30,		June 30,		Full Year
	2025	2024	2025	2024	2025 (in millions)
Net cash provided by operating activities	$91,432	$88,683	$107,351	$97,603	$309 - 329
Capital expenditures	(1,268)	(1,912)	(3,994)	(3,061)
Capitalized software development costs	(28,965)	(25,836)	(57,824)	(60,199)
Capex	(30,233)	(27,748)	(61,818)	(63,260)	(139) - (129)
Free Cash Flow	$61,199	$60,935	$45,533	$34,343	$170 - 200
See note (9) in the Notes section that follows.

Notes:

1.A reconciliation of each non-GAAP measure to the most comparable measure under GAAP has been provided in this press release in the accompanying tables. An explanation of these non-GAAP measures is also included under the heading “Non-GAAP Financial Measures.”

2.U.S. Integrated Care Members represent the number of unique individuals who have paid access and visit fee only access to our suite of integrated care services in the U.S. at the end of the applicable period.

3.Excluding the amount capitalized related to software development projects.

4.Chronic Care Program Enrollment represents the total number of enrollees across our suite of chronic care programs at the end of the applicable period.

5.Average monthly revenue per U.S. Integrated Care member is calculated by dividing the total revenue generated from the Integrated Care segment by the average number of U.S. Integrated Care Members (see note 2) during the applicable period.

6.BetterHelp Paying Users represent the average number of global monthly paying users of our BetterHelp therapy services during the applicable period, including both those who pay directly out-of-pocket and those who utilize their insurance coverage.

7.We have two segments: Integrated Care and BetterHelp. The Integrated Care segment includes a suite of global virtual medical services including general medical, expert medical services, specialty medical, chronic condition management, mental health, and enabling technologies and enterprise telehealth solutions for hospitals and health systems. The BetterHelp segment includes virtual therapy and other wellness services provided on a global basis which are predominantly marketed and sold on a direct-to-consumer basis.

8.We have not provided a full line-item reconciliation for net loss to adjusted EBITDA outlook because we do not provide an outlook on the individual reconciling items between net loss and adjusted EBITDA. This is due to the uncertainty as to timing, and the potential variability, of the individual reconciling items such as impairments, stock-based compensation and the related tax impact, provision for income taxes, acquisition, integration, and transformation costs, and restructuring costs, the effect of which may be significant. Accordingly, a full line-item reconciliation of the GAAP measure to the corresponding non-GAAP financial measure outlook is not available without unreasonable effort.

9.We have not provided a line-item reconciliation for free cash flow to net cash from operating activities for this future period because we believe such a reconciliation would imply a degree of precision and certainty that could be confusing to investors and we are unable to reasonably predict certain items contained in the GAAP measure without unreasonable efforts.

Investors:
Michael Minchak
617-444-9612
ir@teladochealth.com

Media:
Lou Serio
202-569-9715
pr@teladochealth.com